Exhibit 4.10

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of September     , 2003 (this “Amendment”), to the Registration Rights Agreement, dated March 11, 2002 (the “Registration Rights Agreement”), among Anteon International Corporation, a Delaware corporation (the “Company”), Azimuth Technologies, L.P., a Delaware limited partnership (“Azimuth”), Azimuth Tech. II LLC, a Delaware limited liability company (“Azimuth Tech.”), Frederick J. Iseman (“Iseman”), Joseph M. Kampf (“Kampf”), Carlton B. Crenshaw (“Crenshaw”), Thomas M. Cogburn (“Cogburn”), the Ferris Family 1987 Trust (“Ferris”), Steven M. Lefkowitz (“Lefkowitz”), SML Family Investors LLC, a Delaware limited liability company (“Lefkowitz LLC”), Seymour L. Moskowitz (“Moskowitz”), Noreen Centracchio (“Centracchio”), Howard Dawson (“Dawson”), Gilbert F. Decker (“Decker”), Roger Gurner (“Gurner”), Mark D. Heilman (“Heilman”), Paul Kaminski (“Kaminski”) and Curtis L. Schehr (“Schehr” and, together with Azimuth, Azimuth Tech., Iseman, Kampf, Crenshaw, Cogburn, Ferris, Lefkowitz, Lefkowitz LLC, Moskowitz, Centracchio, Dawson, Decker, Gurner, Heilman and Kaminski, the “Other Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Registration Rights Agreement.

WHEREAS, the parties desire to amend the Registration Rights Agreement as more fully set forth below; and

WHEREAS, pursuant to Section 10(d) of the Registration Rights Agreement, the Company and the parties signatory hereto may amend the Registration Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Admission of S. Daniel Johnson and Charles S. Ream. Messrs. S. Daniel Johnson and Charles S. Ream are each hereby made a party to the Registration Rights Agreement and each is hereby included in the definition of “Other Holders” in the Registration Rights Agreement for all purposes thereunder.

2. Admission of Additional Parties. Notwithstanding Section 10(d) of the Registration Rights Agreement and with the consent only of the CIC Stockholders (such consent not to be unreasonably withheld), the Company shall have the right to include in any Registration Statement contemplated by the Registration Rights Agreement shares of Common Stock held by any current and future officers, other members of senior management and members of the board of directors of the Company that the Company shall designate (with such Persons having all the rights and obligations of “Other Holders” under the Registration Rights Agreement).

3. Payment of Expenses. Notwithstanding Section 5(d) of the Registration Rights Agreement, the parties hereto agree that with respect to the offering of shares pursuant to the Form S-3 Registration Statement (Commission File No. 333-108147) of the Company only, one or more of the participating Designated Holders shall bear, or reimburse the Company for, the Registration Expenses in such manner as the participating Designated Holders shall agree.

4. Designated Holder. The definition of “Designated Holder” set forth in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Designated Holder” means each of the CIC Stockholders, the Significant Holders and the Other Holders and any transferee of any of them to whom Registrable Securities have been transferred in accordance with Section 10(f) of this Agreement, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S under the Securities Act (or any successor rule thereto).

5. Section 2(b)(ii). Clause (ii) of Section 2(b) of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

(ii) the entire amount of the Registrable Securities held by any Designated Holder (or in the case of the CIC Stockholders, the CIC Stockholders taken as a whole and in the case of Ferris, Lefkowitz and Lefkowitz LLC, taken together with the CIC Stockholders) may be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Designated Holder, each in their reasonable judgment, pursuant to Rule 144(k) (or any successor provision then in effect) under the Securities Act.

6. Section 4(c). Section 4(c) of the Registration Rights Agreement is hereby deleted in its entirety.

7. Ratification of Registration Rights Agreement. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Registration Rights Agreement are hereby ratified and shall remain unchanged and continue in full force and effect.

8. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment on the date first written above.

ANTEON INTERNATIONAL CORPORATION

By:
Name: Title:

AZIMUTH TECHNOLOGIES, L.P.

By:	GEORGICA (AZIMUTH TECHNOLOGIES), L.P., its general partner

By:	GEORGICA (AZIMUTH TECHNOLOGIES), INC., its general partner

By:
Name: Frederick J. Iseman Title: President

AZIMUTH TECH. II LLC

By:	GEORGICA (AZIMUTH TECHNOLOGIES), L.P., its managing member

By:	GEORGICA (AZIMUTH TECHNOLOGIES), INC., its general partner

By:
Name: Frederick J. Iseman Title: President

Frederick J. Iseman

S. Daniel Johnson

Charles S. Ream